ALTMFX TRUST

AMENDED AND RESTATED SERVICES AGREEMENT

- i -

ALTMFX TRUST

SERVICES AGREEMENT

AGREEMENT dated as of the 26th day of December, 2014, by and between ALTMFX Trust, a Delaware statutory trust, with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 (the "Trust"), Atlantic Fund Administration, LLC (d/b/a Atlantic Fund Services), a Delaware limited liability company, with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 (together with its successors in interest, "Atlantic FA"), and Atlantic Shareholder Services, LLC, a Delaware limited liability company, with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 (together with its successors in interest, "Atlantic TA").

W I T N E S S E T H

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and its shares of beneficial interest, no par value (the "Shares"), have been or will be registered for sale under the Securities Act of 1933, as amended (the "Securities Act"), in separate series and classes; and

WHEREAS, the Trust offers shares in various series as listed in Appendix D (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with SECTION 6, being herein referred to as a "Fund" and collectively as the "Funds") and the Trust may in the future offer shares of various classes of each Fund as listed in Appendix D (each such class together with all other classes subsequently established by the Trust in a Fund being herein referred to as a "Class," and collectively as the "Classes"); and

WHEREAS, Atlantic TA is registered as a transfer agent under the Securities Exchange Act of 1934, as amended (the "1934 Act").

WHEREAS, the Trust desires that Atlantic (as hereinafter defined) perform certain services for each Fund and Class thereof, and Atlantic is willing to provide those services, on the terms and conditions set forth in this Agreement; and

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust on its behalf and on behalf of each Fund and Atlantic hereby agree as follows:

SECTION 1. DEFINED TERMS; APPOINTMENT; DELIVERY OF DOCUMENTS

(a) As used in this Agreement, the following terms have the following meanings:

"Affiliate" means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, "control" of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or similar governing body, management or executive officers of that Person.

"Affiliated" mean the relationship of being an Affiliate to another Person.

"Agreement" means this Agreement and any appendices and schedules attached hereto, in each case as any of them may be amended from time to time.

"AML" has the meaning set forth in SECTION 2.2 of Appendix A (Part III).

"AML Compliance Officer" is the individual appointed by the Trust to oversee the AML Program adopted by the Trust.

"AML Program" means the Anti-Money Laundering Program of the Trust that the Trust is required to adopt and implement under Treasury Rules promulgated under provisions of the Bank Secrecy Act and the USA PATRIOT Act (the "Patriot Act)", which program is reasonably designed to prevent the Trust from being used for money laundering, funding of terrorist activities or criminal activities.

"Governing Body" means, for any entity, the Person or body of Persons governing the operations of the entity (for example, if the entity is a corporation, its board of directors).

"Instruction" means any oral and written notice or statement directing action or inaction, including any such notice or statement transmitted to Atlantic (i) in electronic format by machine-readable input, electronic mail, CRT data entry or other similar means, or (ii) in person or by telephone, facsimile, email by portable data format (.pdf) or other electronic means.

"Intellectual Property Rights" means: (i) trademarks, service marks, brand names, certification marks, trade dress, trade names and other indications of origin, and the goodwill associated with the foregoing; (ii) inventions, discoveries and improvements, whether patentable or not; (iii) patents, applications for patents, inventors' certificates and invention disclosures; (iv) non-public information, ideas, trade secrets and confidential information and rights to limit the use or disclosure thereof by any Person; (v) copyrightable works, including writings, databases, computer software programs and documentation; (vi) copyrights and mask works; (vii) any similar intellectual property or proprietary rights; and (viii) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing; in each case, including all registrations, applications for registration, applications, renewals, extensions, and reissues, of or for any of the foregoing and in any jurisdiction.

"Party" means each of the Trust and Atlantic.

"Person" means any natural person or incorporated or unincorporated entity.

"SEC" means the United States Securities and Exchange Commission and any successor governmental authority.

"Third Party Contract" means a contract or other understanding or agreement (other than this Agreement) between or among (i) the Trust and (ii) a third party service provider to the

Trust pursuant to which such third party is obligated to take or refrain from taking actions that are necessary or useful for the orderly and timely delivery of the Services, including contracts or understandings with (A) Advisers, (B) principal underwriters, (C) Persons acting as PEO, PFO or CCO and their respective employers, (D) Fund Intermediaries, and (E) Non-Discretionary Subcontractors.

"Third Party Service Provider" means any Person that provides services to the Trust under a Third Party Contract.

Other capitalized terms used but not defined in this SECTION 1(a) shall have the meanings set forth in the table below:

1934 Act	1	OFAC	17
1940 Act	1	Organic Documents	4
38a-1 Compliance Program	4	Partial Termination	10
38a-1 Manuals	20	Patriot Act	2
Adviser	5	PEO	4
AML Policies and Procedures	17	PFO	4
AMLCO	17	Plan	4
Atlantic	4	Policies and Procedures	4
Atlantic FA	1	Policy	16
Atlantic Indemnitees	7	Privacy Laws	14
Atlantic Processes	6	Proprietary Information	13
Atlantic TA	1	Prospectus	4
Authorized Person	3	Recalculated NAV	8
Board	4	Receiving Party	13
CCO	6	Registration Statement	4
Change Control Process	5	Reviews	21
Class	1	Securities Act	1
Dependencies	5	Service Change	5
Dependencies Schedule	5	Service Change Plan	5
Disclosing Party	13	Service Plan	4
Effective Date	10	Service Providers	15
Executive Officers	4	Services	4
Fee Schedule	9	Services Operations	20
FinCEN	17	Shareholders	4
Fund	1	Shares	1
Fund Intermediaries	5	Standard of Care	7
Governmental Authority	3	termination costs	11
ITPCO	18	Trust	1
Law	3	Trust Counsel	6
NAV	8	Trust Identity Theft Prevention Program	18
NAV Difference	8	Trust Records	12
Non-Discretionary Subcontractors	6

For purposes of this Agreement, (i) the capitalized term "Law" means any statutes, rules and regulations of any Governmental Authority and applicable judicial or regulatory interpretations thereof, (ii) "Governmental Authority" means any court, government department, central bank, commission, board, bureau, agency, securities or futures industry associations or other regulatory, self-regulatory, administrative, judicial, executive, legislative or governmental entity in any country or jurisdiction and (iii) "Authorized Person" means any Executive Officer, the Board or any committee thereof or any other Person designated in writing by the Board.

(b) The Trust hereby appoints Atlantic FA and Atlantic TA, and each of Atlantic FA and Atlantic TA hereby agrees, separately and not jointly, to provide the Services required of each of them under this Agreement for the period and on the terms set forth in this Agreement. Atlantic FA hereby agrees to act as administrator and fund accountant for the Trust. Atlantic TA hereby agrees to act as transfer agent for the authorized and issued Shares, including dividend disbursing agent and agent in connection with any accumulation plan, open-account plan, periodic investment plan, periodic withdrawal program or similar plan or programs provided to the registered owners of Shares ("Shareholders") and set out in the currently effective prospectuses and statements of additional information of the applicable Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus"). As the context may require (including in relation to the delivery of the Services and information, and compliance with recordkeeping requirements), references herein to Atlantic ("Atlantic") include Atlantic FA and Atlantic TA. It is also understood that Atlantic FA may delegate any of the Services required of it under this Agreement to a third party or may enter into a contract with a third party to perform some or all of the Services required of it with the consent of the Trust pursuant to SECTION 5(f) of this Agreement. Pursuant and subject to the provisions of this Agreement, including SECTION 5(f) hereof, Atlantic FA shall be fully responsible to the Trust for the acts and omissions of any such subcontractor as Atlantic FA is for its own acts and omissions under this Agreement. The obligations of Atlantic TA with respect to compliance with the AML Program shall not be delegated without the prior written consent of the Trust.

(c) In connection herewith, the Trust has delivered to Atlantic or Atlantic has received copies of (i) the Trust's Trust Instrument (collectively, with the Trust's Bylaws, if any, as amended from time to time, "Organic Documents"), (ii) the Trust's Registration Statement and all amendments thereto filed with the SEC pursuant to the Securities Act or the 1940 Act (the "Registration Statement"), (iii) the current Prospectus for each Fund, (iv) each current plan of distribution or similar document adopted by the Trust under Rule 12b-1 under the 1940 Act ("Plan") and each current shareholder service plan or similar document adopted by the Trust ("Service Plan"), (v) all policies and procedures adopted by the Trust with respect to the Funds (e.g., repurchase agreement procedures) ("Policies and Procedures") and (vi) the Trust's current compliance program adopted under Rule 38a-1 under the 1940 Act (the "38a-1 Compliance Program"), and shall promptly furnish Atlantic with all amendments of or supplements to the foregoing.

SECTION 2. DUTIES OF ATLANTIC AND THE TRUST

(a) Subject to the direction and control of the Board of Trustees of the Trust (the "Board") and as detailed in this Agreement, each of Atlantic FA and Atlantic TA shall manage, coordinate and report to the Board and, subject and pursuant to SECTION 12 of this Agreement, to the principal executive officer ("PEO") and the principal financial officer ("PFO") of the Trust (the "Executive Officers") regarding the (i) Services and (ii) such other matters related to the services provided to the Trust by each such entity as may be specifically set forth in this Agreement.

(b) With respect to the Trust or one or more Funds, as applicable, and subject to the terms and conditions of this Agreement, Atlantic shall provide the services set forth in SECTION 11 and Appendix A (the "Services"). Atlantic shall provide such other services and assistance relating to the affairs of the Trust or an investment adviser to a Fund or the Funds (collectively, the "Adviser") as the Trust may, from time to time, reasonably request pursuant to mutually acceptable compensation agreements.

(c) Atlantic shall reasonably cooperate with the Trust to accommodate non-material changes and adjustments to any Service; the Trust recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate have a material effect. If (i) the Trust requests (A) the addition of a new service, or (B) any material change or adjustment to any Service, or (ii) in the event that the Trust materially amends its Policies and Procedures or 38a-1 Compliance Program or there is a material change in Law related to or affecting any Service (collectively, a "Service Change"), the parties shall cooperate with one another to implement such addition, change or adjustment in a manner that minimizes any material adverse effect on the Trust. The parties shall mutually determine the date on which such Service Change shall take place, and develop a written plan to implement such Service Change (a "Service Change Plan"), as well as any implementation or additional fees and expenses that may be required to effect such Service Change. Each Service Change Plan will include applicable obligations for each Party and will specify (A) actions to be taken by parties to Third Party Contracts, and (B) an effective date for the completion of the Service Change Plan. Notwithstanding the foregoing, Atlantic shall have no obligation to effect any Service Change unless and until it has agreed to do so in writing. Any Service Change made by the parties shall become part of the Services for all purposes under this Agreement thereafter. For purposes of this Agreement, the foregoing shall be the "Change Control Process."

(d) In addition to the limitation of liability set forth in SECTION 3 of this Agreement, Atlantic shall not be liable to the Trust or any other Person for any failure to provide any Service in the following circumstances, but only for so long as such circumstances continue (and for a reasonable period thereafter taking into account the impact that such an occurrence has on Atlantic's ability to comply with its obligations under this Agreement):

(i) if any relevant Dependencies (as defined in Appendix B), hereinafter the "Dependencies Schedule", "Dependencies") upon which performance of the relevant Service depends are not met and the failure to meet any such Dependencies was not a result of delay, or failure to provide information or take action, by Atlantic required to be provided or taken under this Agreement;

(ii) if the failure to perform the Services is at the request or with the consent of the Trust or an Authorized Person;

(iii) if the failure to perform the Services results from incorrect or corrupted information provided by (A) any Third Party Service Provider, including any Adviser, the principal underwriter for a Fund, brokers or other intermediaries through which a Fund's Shares may be sold or distributed ("Fund Intermediaries") and any other current or predecessor service providers to the Trust or (B) valuation or market information providers, pricing services, couriers, software houses, custodians (excluding Atlantic), clearing systems or depositories, provided, that (1) if any such Person described in clause (B) above is chosen by Atlantic, then the selection of such Person must have been reasonable under the circumstances (and the selection of such a Person shall be deemed reasonable if, after notice explicitly identifying such selection and providing an opportunity to object to such selection, the Board or an Executive Officer does not object to such selection); and (2) in any event, Persons shall be deemed reasonable if they are selected or retained at the direction of the Trust or an Authorized Person ("Non-Discretionary Subcontractors") or with the consent of the Trust or an Authorized Person; and/or

(iv) if any Law (as defined below) to which Atlantic or any third party is subject prevents or limits the performance of the duties and obligations of Atlantic, and, if such Law affects Atlantic, Atlantic has notified the Trust or an Authorized Person.

Notwithstanding the foregoing, Atlantic shall nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this SECTION 2(d) subsist; provided that Atlantic shall not be required to incur any additional costs in doing so (other than costs that it would have had to incur in the ordinary course of providing the Services, assuming such circumstances had not so occurred). If, despite the foregoing, Atlantic incurs any such additional costs in endeavoring to supply the Services, Atlantic shall promptly notify an Authorized Person, and the Trust shall reimburse those costs to Atlantic to the extent that they have been reasonably incurred (and Atlantic used reasonable efforts to mitigate such costs) or they have been agreed in advance between the parties.

(e) Nothing contained herein shall be construed to require Atlantic to perform any service that could cause Atlantic to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause a Fund to act in contravention of the Prospectus or any provision of the 1940 Act. The Trust acknowledges and agrees that (i) the summary of the Services set out in Appendix A are intended to define the scope of the Services to be provided; and (ii) subject to the Board's right to audit the efficacy of the Atlantic Processes in connection with discharging the Board's obligations under Rule 38a-1 and pursuant to SECTION 12 of this Agreement, the procedures, features, functionalities, systems and/or facilities ("Atlantic Processes") that support the provision of the Services by Atlantic or any Affiliated subcontractor shall be a matter for the sole discretion of Atlantic. Except as otherwise specifically provided in Appendix A with respect to the Services, the Trust assumes all responsibility for ensuring that the Trust complies in all material respects with all applicable requirements of the Securities Act, the 1940 Act and any other Laws applicable to the Trust.

(f) Atlantic shall perform the Services (i) in material compliance with Laws applicable to Atlantic and (ii) subject to the terms of this Agreement, in observance of the Policies and Procedures and the 38a-1 Compliance Program.

(g) Atlantic shall (i) promptly notify the Trust's chief compliance officer ("CCO") and its legal counsel, if any, ("Trust Counsel") of any material violation of Law known to Atlantic by the Trust or any Funds and (ii) at each meeting of the Board and at such other times as determined appropriate by Atlantic, notify the Board of any other violation of Law by Atlantic or a Third Party Service Provider affecting the Trust of which Atlantic becomes aware in providing the Services, including as a result of information generated by Atlantic, detected through Atlantic's internal or external audit procedures or provided to Atlantic by other service providers to the Trust or any Atlantic subcontractor.

(h) Prior to the commencement of Atlantic's responsibilities under this Agreement with respect and to the extent applicable to a new Fund, the Trust shall deliver or cause to be delivered to Atlantic (i) an accurate list of Shareholders, showing each Shareholder's address of record, number of Shares owned and whether such Shares are represented by outstanding share certificates and (ii) all Shareholder and Fund records, files, and other materials necessary or appropriate for proper performance of the functions assumed by Atlantic under this Agreement.

(i) In order for Atlantic to perform the Services required by this Agreement, the Trust shall take reasonable steps to encourage all service providers to the Trust to furnish any and all information to Atlantic as reasonably requested by Atlantic, and assist Atlantic as may be required.

SECTION 3. STANDARD OF CARE; INDEMNIFICATION; RELIANCE; AND LIABILITY LIMITATIONS

(a) Atlantic shall be under no duty to take any action except as specifically set forth in this Agreement or as may be specifically agreed to by Atlantic in writing. Atlantic shall use commercially reasonable judgment and efforts in rendering the Services; provided, however, that notwithstanding the foregoing or any other provision of this Agreement to the contrary, Atlantic shall not be liable to the Trust, any Shareholders or any other Person for any action or inaction of Atlantic relating to any event whatsoever in the absence of bad faith, willful misfeasance or negligence in the performance of Atlantic's duties or obligations under this Agreement or Atlantic's reckless disregard of its duties and obligations under this Agreement (the "Standard of Care"). Notwithstanding anything to the contrary in this Agreement, the maximum amount of liability of Atlantic to the Trust with respect to any Fund for any losses or damages in contract, tort or otherwise arising out of the subject matter of this Agreement shall be limited to those actual and direct damages that are reasonably incurred by the Trust and shall not exceed the greater of $250,000 or the fees paid by the Trust to Atlantic with respect to the Fund during the eighteen (18) months immediately preceding the date of the event giving rise to the claim.

(b) The Trust agrees to indemnify and hold harmless Atlantic, its employees, agents, subcontractors, directors, officers and managers and any Person who controls Atlantic within the meaning of section 15 of the Securities Act or section 20 of the 1934 Act ("Atlantic Indemnitees") against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to (A) Atlantic's actions taken or failures to act with respect to a Fund or (B) incident to the delivery of the Services, except those actions or failures to act for which Atlantic would be liable under SECTION 3(a).

(c) Atlantic agrees to indemnify and hold harmless the Trust, its employees, agents, trustees and officers against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to (A) Atlantic's actions taken or failures to act with respect to a Fund or (B) incident to the delivery of the Services, in each case for which Atlantic would be liable under SECTION 3(a).

(d) An Atlantic Indemnitee shall not be liable to the Trust or any of the Trust's Shareholders for any action taken or failure to act in good faith reliance upon:

(i) the advice of the Trust or of counsel, who may be counsel to the Trust or counsel to Atlantic, and upon statements of accountants, brokers and other Persons reasonably believed in good faith by Atlantic to be expert in the matters upon which they are consulted;

(ii) any oral instruction that it receives and that it reasonably believes in good faith was transmitted by the Person or Persons authorized by the Board to give such oral instruction; Atlantic shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;

(iii) any written instruction or certified copy of any resolution of the Board, and Atlantic may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Atlantic to have been validly executed;

(iv) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Atlantic to be genuine and to have been signed or presented by the Trust or other proper party or parties;

(v) any share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former transfer agent or former registrar or of a co-transfer agent or co-registrar of the Trust; or

(vi) any electronic instructions from the Trust in conformity with security procedures established by Atlantic from time to time in order to (x) effect the transfer or movement of cash or Shares or (y) transmit Shareholder information or other information.

(e) Notwithstanding anything to the contrary in this Agreement, Atlantic shall not be liable to the Trust or any Shareholder of the Trust for any net loss to the Trust, after amounts debited or credited to Shareholders in accordance with the Trust's policies, if a net asset value ("NAV") difference (as defined below, a "NAV Difference") for which Atlantic would otherwise be liable under this Agreement is not more than $0.01.

(f) For purposes of this Agreement, (i) an NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected ("Recalculated NAV") and the NAV at which the purchase or redemption was effected, expressed as a positive number, (ii) any NAV Difference and any Atlantic liability therefrom are to be calculated each time a Fund's (or Class's) NAV is calculated, (iii) in calculating any NAV Difference losses and gains of the affected Fund or Class shall be netted and (iv) in calculating any NAV Difference that continues for a period covering more than one NAV determination, losses and gains of the affected Fund or Class for the period shall be netted.

(g) In order that the indemnification provisions contained in this SECTION 3 shall apply, upon the assertion of a claim for which either Party may be required to indemnify the other, the Party seeking indemnification shall promptly notify the other Party of such assertion, and shall keep the other Party advised with respect to all developments concerning such claim. The Party who may be required to indemnify shall have the option to participate with the Party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other Party. The Party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other Party may be required to indemnify it except with the other Party's prior written consent.

(h) Notwithstanding any other provision of this Agreement to the contrary, neither Party to this Agreement shall be liable to the other Party or any Atlantic Indemnitee or other indemnitee for any indirect, special or consequential damages in relation to the subject matter of this Agreement or under any provision of this Agreement, even if advised of the possibility of the same.

(i) The Trust, and not Atlantic, shall be solely responsible for approval of the designation and compensation of the CCO, as well as for removing the CCO from the CCO's responsibilities related to the Trust in accordance with Rule 38a-1. Therefore, notwithstanding anything in this Agreement to the contrary, the Trust shall be responsible for supervising the activities of the CCO related to the Trust.

SECTION 4. COMPENSATION AND EXPENSES

(a) In consideration of the Services provided by Atlantic pursuant to this Agreement, the Trust shall pay Atlantic, with respect to each Fund, the fees set forth in a separate document agreed to from time to time by the Parties (the "Fee Schedule"). These fees shall be accrued by the Trust daily and shall be payable monthly in arrears on the second business day of each calendar month for services performed under this Agreement during the prior calendar month. Reimbursement shall be payable monthly in arrears on the second business day of each calendar month for services performed under this Agreement during the prior calendar month.

If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the Trust shall pay to Atlantic such compensation as shall be payable prior to the effective date of termination.

(b) Notwithstanding anything in this Agreement to the contrary, Atlantic and its Affiliated Persons may receive compensation or reimbursement from the Trust with respect to (i) the provision of services not covered by this Agreement on behalf of the Funds in accordance with any Plan or Service Plan, (ii) the provision of shareholder support or other services not covered by this Agreement, and (iii) service as a trustee of the Trust.

(c) In connection with the Services provided by Atlantic pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to reimburse Atlantic for the expenses set forth in the Fee Schedule. In addition, the Trust, on behalf of the applicable Fund, shall reimburse Atlantic for all expenses and employee time (at 150% of salary) attributable to any review, outside of routine and normal periodic reviews or other reviews provided for under this Agreement, of the Trust's accounts and records by the Trust's independent accountants or any regulatory body of which the Trust is first notified and that are not attributable to any negligent action or inaction of Atlantic or any custodian that was (as of the relevant time period) an Affiliate of Atlantic.

(d) Atlantic may, with respect to questions of Law relating to its Services hereunder, apply to and obtain the advice and opinion of counsel to the Trust or counsel to Atlantic. The costs of any such advice or opinion of counsel to the Trust shall be borne by the Trust, and Atlantic shall notify the Trust of any such advice for which the Trust bears the costs and shall cooperate with the Trust to ensure that such costs are reasonable.

SECTION 5. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a) This Agreement shall become effective as between Atlantic and the Trust on the date first above written ("Effective Date"). This Agreement shall continue in effect until terminated. This Agreement shall become effective with respect to a new Fund on the later of the date that the Trust's Registration Statement with respect to such Fund becomes effective or the date of the commencement of operations of the Fund. Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as any such agreement may have been deemed to relate to the Trust or the Funds.

(b) This Agreement shall continue in effect (i) until terminated in its entirety or (ii), with respect to any Fund or with respect to the Services described in any one or more of the parts of Appendix A provided to any one or more of the Funds, until terminated as to a Fund or a Service described in any one or more of the parts of Appendix A provided to a Fund (a "Partial Termination").

(c) This Agreement may be terminated in its entirety or there may be a Partial Termination, without the payment of any penalty:

(i) with or without cause, at any time, by either Party on the date specified in a written notice to the other Party provided not less than 120 days (60 days with respect to the Services described in Part IV of Appendix A) prior to the termination date specified in the notice, provided that in the event the Trust gives notice of a Partial Termination (other than with respect to the Services described in Part IV of Appendix A), Atlantic shall have thirty (30) days to deliver notice that it intends to terminate any remaining portion, or the entirety, of this Agreement (and any such notice from Atlantic shall be deemed to have been given as of the date of the original notice from the Trust and with the same effective date as that set forth in such notice from the Trust); provided further, that in the event Atlantic gives notice of termination or of a Partial Termination, the Board may delay the termination or Partial Termination for up to 60 days upon written notice to Atlantic and a finding that dong so is in the best interest of shareholders of the affected Fund or Funds;

(ii) for cause at any time by the non-breaching Party on at least sixty (60) days' written notice thereof to the other Party, if the other Party has materially breached any of its obligations hereunder including, with respect to Atlantic, the failure by Atlantic to act consistently with the Standard of Care; provided, however, that (i) the termination notice shall describe the breach, and (ii) no such termination shall be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has cured such breach to the reasonable satisfaction of the non-breaching Party; and

(iii) the provisions of this Agreement related to any of the Services described in Sections 1 through 4 of Part IV of Appendix A may be terminated at any time by the Board, effective upon the date set forth in the written notice to Atlantic, without the payment of any penalty; the remaining portions of this Agreement shall be considered severable and not affected. In the event of termination of any of the Services described in Sections 1 through 4 of Part IV of Appendix A, the Parties will mutually agree upon the fees payable to Atlantic with respect to the other Services described in Part IV of Appendix A.

In the event of a Partial Termination the Parties shall agree to compensation with respect to the non-terminated Services in accordance with the Change Control Process.

(d) Upon notice of termination by either Party of this Agreement, in its entirety or with respect to any Fund or any Service provided to any Fund, Atlantic shall promptly transfer to any successor service providers the original or copies of all books and records maintained by Atlantic under this Agreement including, in the case of records maintained on computer systems, copies of such records in commercially reasonable, machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor service provider(s) in the establishment of the books and records necessary to carry out the successor service providers' responsibilities. Should the Trust exercise its right to terminate this Agreement, the Trust shall reimburse Atlantic for Atlantic's reasonable costs associated with the copying and movement of records and material to any successor Person, providing assistance to any successor Person in the establishment of the accounts and records necessary to carry out the successor's responsibilities and Atlantic's out-of-pocket costs incurred in the termination or modification of any agreements (including software and data licenses) with third parties that are used by Atlantic primarily for the purpose of providing Services to the Trust or any Fund hereunder ("termination costs"); provided, however, that, notwithstanding anything herein to the contrary, the Trust shall have no obligation to reimburse Atlantic for its costs if the Trust terminates this Agreement pursuant to clause (c)(ii) above or if Atlantic terminates this Agreement pursuant to clause (c)(i) above (other than termination by Atlantic following a Partial Termination by the Trust as to which the Trust has reimbursement obligations).

(e) The provisions of SECTION 3, SECTION 4, SECTION 5, SECTION 7 (other than SECTION 7(a)), SECTION 14 and SECTION 16 shall survive any termination of this Agreement.

(f) Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by any Party without the written consent of the other Party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Subject to prior notice to the Trust, Atlantic may, without further consent on the part of the Trust, (i) assign this Agreement to any Affiliate of Atlantic or (ii) subcontract for the performance hereof with any entity, including an Affiliate of Atlantic; provided however, that Atlantic shall be as fully responsible to the Trust for the acts and omissions of any assignee or subcontractor as Atlantic is for its own acts and omissions under this Agreement and that no such assignment or subcontract will increase the compensation payable by the Trust to Atlantic under this Agreement for the Services. Notwithstanding the foregoing, (A) Atlantic shall not be liable for the acts or omissions of (i) any Non-Discretionary Subcontractors or (ii) any assignee provided that the Trust has consented to such assignment and (B) Atlantic may subcontract for the performance hereof with any of its Affiliates without prior notice; provided however, that Atlantic shall be as fully responsible to the Trust for the acts and omissions of such Affiliate as Atlantic is for its own acts and omissions and that no such subcontract will increase the compensation payable by the Trust to Atlantic under this Agreement for the Services.

SECTION 6. ADDITIONAL FUNDS OR CLASSES OF SHARES

In the event that the Trust establishes one or more series or classes of Shares after the effectiveness of this Agreement, each such series or class of Shares shall become a Fund, or class of Shares of a Fund (if applicable), under this Agreement and shall be added to Appendix D.

SECTION 7. RECORDKEEPING; PROPRIETARY INFORMATION; CONFIDENTIALITY

(a) Atlantic shall prepare and maintain on behalf of the Trust the books and records detailed in the Appendices and such other records as are agreed from time to time in writing by Atlantic and the Trust (the "Trust Records"). The books and records maintained by Atlantic shall be prepared, maintained and, subject to SECTION 7(d) below, preserved by Atlantic in such form, for such periods and in such locations as may be required by the Laws applicable to the Trust, including Section 31 of the 1940 Act and Rule 38a-1 under the 1940 Act. The Trust Records in Atlantic's possession shall be the property of the Trust.

(b) Subject to Atlantic's then-current, reasonable confidentiality, security and data protection procedures, the Trust and its authorized representatives and any Governmental Authority with jurisdiction over the Trust shall have reasonable access to the Trust Records at all times during Atlantic's normal business hours. Upon the reasonable advance request of the Trust, an Authorized Person or the CCO, copies of Trust Records shall be provided by Atlantic to the Trust or its authorized representatives, provided that the Trust or the appropriate Fund shall pay Atlantic's reasonable costs of copying the Trust Records.

(c) If Atlantic receives a request or demand from a third party, including a Governmental Authority with jurisdiction over the Trust, to inspect any Trust Records, Atlantic will endeavor to notify the Trust and to secure instructions from the Trust or an authorized representative about such inspection. Atlantic shall abide by such instructions for granting or denying the inspection; provided, that Atlantic may grant the inspection without instructions or in contravention of instructions if Atlantic is advised by counsel to Atlantic or the Trust that failure to do so is likely to result in liability to Atlantic; and provided, further, that in such event, Atlantic shall endeavor promptly to advise the Trust of such contrary advice, to the extent practicable in advance of any inspection.

(d) Upon termination of this Agreement, Atlantic shall, subject to payment of all undisputed amounts due to Atlantic hereunder and at the expense and direction of the Trust, transfer to the Trust or any successor service provider all Trust Records in the electronic or other medium in which such material is then maintained by Atlantic.

(e) The Trust acknowledges that the information provided by Atlantic pursuant to SECTION 12 of this Agreement, databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Atlantic on databases under the control and ownership of Atlantic or a third party retained by Atlantic constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial importance to Atlantic or the third party. The Trust agrees to treat all Proprietary Information as proprietary to Atlantic and further agrees that it shall (i) maintain as confidential any Proprietary Information and (ii) cause its Authorized Persons and other officers, directors and representatives to treat as confidential any Proprietary Information, and Atlantic may request and shall receive from any such Persons an executed acknowledgement by them of such obligations.

(f) The Trust and Atlantic (for purposes of SECTION 7(f) and SECTION 7(g), each a "Receiving Party") agree to keep confidential all information disclosed by the other Party (for purposes of SECTION 7(f) and SECTION 7(g), each a "Disclosing Party"), including all forms and types of financial, business, marketing, operations, technical, economic, engineering and personnel information of the Disclosing Party, whether tangible or intangible.

(g) Notwithstanding any provision of this Agreement to the contrary, the Trust and Atlantic agree that the following information shall not be deemed confidential information: (i) information that was known to the Receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third Person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this SECTION; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or Affiliates without reference to the Disclosing Party's confidential information.

(h) Notwithstanding any provision of this Agreement to the contrary, Atlantic may: (i) provide information to Atlantic's counsel and to Persons engaged by Atlantic or the Trust to provide or support the provision of Services; (ii) provide information consistent with operating procedures that are customary with respect to the services in the industry; (iii) identify the Trust as a client of Atlantic for Atlantic's sales and marketing purposes; and (iv) provide information as approved by the Trust or its authorized representative.

(i) Atlantic acknowledges that certain Shareholder information made available by the Trust to Atlantic or otherwise maintained by Atlantic under this Agreement may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act and other applicable privacy laws (collectively, "Privacy Laws"). Atlantic agrees (i) not to disclose or use such information except as required to carry out its duties under the Agreement or as otherwise permitted by law in the ordinary course of business; (ii) to limit access to such information to authorized representatives of Atlantic and the Trust; (iii) to establish and maintain reasonable physical, electronic and procedural safeguards to protect against access to such information by unauthorized Persons; and (iv) to cooperate with the Trust and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both of the parties, including to the extent Atlantic maintains or otherwise possesses consumer report information for a business purpose, the proper disposal of such information.

(j) Atlantic shall establish and maintain commercially reasonable facilities and procedures for safekeeping of all records maintained by Atlantic pursuant to this Agreement.

SECTION 8. REPRESENTATIONS, WARRANTIES AND AGREEMENTS

(a) Representations, Warranties and Agreements of Atlantic. Atlantic represents, warrants and agrees to the Trust that:

(i) It is a limited liability company duly organized and existing under the laws of the State of Delaware and is in good standing in the States of Delaware and Maine.

(ii) It is empowered under Law applicable to Atlantic and by the documents pursuant to which it was formed as a limited liability company entity in the State of Delaware to enter into this Agreement and perform its duties under this Agreement.

(iii) All requisite limited liability company proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement.

(iv) It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations, and assist the CCO in the performance of the CCO's duties and obligations, under this Agreement.

(v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Atlantic, enforceable against Atlantic in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(vi) It shall make available an individual who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a CCO and who will, in the reasonable opinion of Atlantic, in the exercise of the CCO's duties to the Trust, act in good faith and in a manner reasonably believed by the CCO to be in the best interests of the Trust.

(vii) It shall compensate the CCO fairly, subject to the Board's right under any applicable Law (e.g., Rule 38a-1) to approve the designation, termination and level of compensation of the CCO and it shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Trust or by any Adviser, administrator (as that term is defined in Rule 0-1 of the 1940 Act), principal underwriter or transfer agent to the Trust (collectively, "Service Providers").

(viii) It shall report to the Board promptly if it learns about CCO malfeasance or in the event the CCO is terminated as a Chief Compliance Officer by another investment company registered under the 1940 Act.

(ix) It shall report to the Board if at any time it knows that the CCO is subject to the disqualifications set forth in Section 15(b)(4) of the 1934 Act or Section 9 of the 1940 Act.

(x) (i) It has adopted and will maintain a written program concerning any anti-money laundering Services it provides hereunder, and (ii) its policies and procedures are reasonably adequate for it to provide the Services related to anti-money laundering and comply with its obligations under this Agreement.

(b) Representations, Warranties and Agrees of the Trust. The Trust represents, warrants and agrees to Atlantic that:

(i) It is a statutory trust duly organized and existing and in good standing under the laws of the State of Delaware.

(ii) It is empowered under Law applicable to the Trust and by its Organic Documents to enter into this Agreement and perform its duties under this Agreement.

(iii) All requisite statutory trust proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement.

(iv) It is registered as an open-end management investment company under the 1940 Act.

(v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(vi) A registration statement under the Securities Act is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Funds and Classes of the Trust being offered for sale, except to the extent that Atlantic is responsible for any of the foregoing under this Agreement and has failed to cause such filings to be made not as the result of the failure of a Dependency.

(vii) The CCO shall be covered by the Trust's Directors & Officers/Errors & Omissions insurance policy (the "Policy"), and the Trust shall use reasonable efforts to ensure that the CCO's coverage under the Policy is (a) reinstated should the Policy be cancelled; (b) continued after the CCO ceases to serve as the Trust's CCO on substantially the same terms as such coverage is provided for Trust officers after such individuals are no longer officers of the Trust; or (c) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is provided for Trust officers (but for a period no less than six years). The Trust shall provide Atlantic with proof of current coverage, including a copy of the Policy, and shall notify Atlantic immediately should the Policy be cancelled or terminated.

(viii) Each of the employees of Atlantic that serves or has served at any time as an officer of the Trust, including the CCO, President, Treasurer and the AML Compliance Officer, is covered by the Policy and subject to the provisions of the Trust's Organic Documents regarding indemnification of its officers.

SECTION 9. FORCE MAJEURE

Atlantic shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply. In addition, to the extent Atlantic's obligations hereunder are to oversee or monitor the activities of third parties, Atlantic shall not be liable for any failure or delay in the performance of Atlantic's duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Atlantic.

SECTION 10. ACTIVITIES OF ATLANTIC

Except to the extent necessary to perform Atlantic's obligations under this Agreement, nothing herein shall be deemed to limit or restrict Atlantic's right, or the right of any of Atlantic's managers, officers or employees who also may be a trustee, officer or employee of the Trust, or Persons who are otherwise affiliated Persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other Person.

SECTION 11. ANTI-MONEY LAUNDERING AND IDENTITY THEFT PROGRAMS

1. AML Program

(a) The Trust hereby appoints Atlantic TA as its agent as contemplated by 31 USC 5318 and Treasury Rules adopted pursuant to such law and delegates to Atlantic TA as its agent certain responsibilities required under the AML Program as further set out in the AML Program and as described below. Atlantic TA hereby accepts such appointment and delegation.

(b) In connection with such appointment, Atlantic TA represents and warrants to the Trust Atlantic TA has adopted and implemented written policies and procedures ("AML Policies and Procedures") reasonably designed to carry out the responsibilities delegated to Atlantic TA by the Trust under the Trust's AML Program, which procedures include:

(i) verification of the identity of persons purchasing Shares of the Trust or otherwise becoming Shareholders of the Trust;

(ii) screening Shareholders before, or immediately following, the time when each becomes a Shareholder and regularly thereafter, against lists provided by the Office of Foreign Assets Control ("OFAC") or other regulators as requested by the Financial Crimes Enforcement Network ("FinCEN");

(iii) monitoring, and reporting to the Trust's Anti-Money Laundering Compliance Officer ("AMLCO"), any receipts on behalf of the Trust of more than $10,000 in currency (as defined by Treasury Rule 1010.100(m)), whether received in a single transaction or in a series of related transactions;

(iv) documenting receipts of funds of $3,000 or more;

(v) identifying correspondent accounts and applications subject to the due diligence requirements of Section 312 of the Patriot Act and prompt reporting of such identification to the AMLCO;

(vi) monitoring for any suspicious activity indicating the possibility of money laundering, financing of terrorist activities or criminal activities being conducted through the Trust;

(vii) maintaining the confidentiality of all information obtained, reviewed, developed and reported under the AML Policies and Procedures;

(viii) training all employees in complying with the AML Policies and Procedures; and

(ix) maintaining books and records with respect to all of the above.

2. Identity Theft Prevention Program

(a) The Trust hereby appoints Atlantic TA as its agent and delegates to Atlantic TA as its agent, certain responsibilities required of the Trust under Regulation S-ID promulgated by the SEC that require the Trust to establish a program reasonably designed to detect, prevent and mitigate identity theft with respect to the Trust shareholders (the "Trust Identity Theft Prevention Program"). Atlantic TA hereby accepts such appointment and delegation.

(b) In connection with such appointment, Atlantic TA hereby represents and warrants to the Trust that it:

(i) has adopted and implemented written policies and procedures ("Identity Theft Policies and Procedures") reasonably designed to comply with the requirements of Regulation S-ID that have been delegated to it by the Trust and to which Atlantic TA is otherwise subject;

(ii) will provide prompt written notification to the Trust's Identity Theft Compliance Officer ("ITPCO") of any transaction or combination of transactions that Atlantic TA reasonably believes, based on the Trust's Identity Theft Prevention Program, evidence identity theft activities in connection with the Trust or any Shareholder of the Trust;

(iii) will provide prompt written notification to the ITPCO of any account that Atlantic TA reasonably believes may be the subject of, or involved in, identity theft activities;

(iv) will provide immediate notification to the ITPCO of any activities, transactions or red flags that Atlantic TA, in its discretion, believes could indicate identity theft activities and will follow the directions of the ITPCO, CCO, AMLCO or Board of Trustees with respect to the monitoring or reporting of such activities, transactions or red flags;

(v) will provide promptly to the ITPCO any reports received by Atlantic TA from any regulatory authority having jurisdiction over the Trust or Atlantic TA that relates to the Trust Identity Theft Prevention Program.

3. Agreements of Atlantic TA

(a) In connection with carrying out its responsibilities to the Trust under the AML Program and under the Trust Identity Theft Prevention Program, Atlantic TA agrees that it shall:

(i) provide, upon request by the Trust, or by any regulatory authority having jurisdiction over the Trust, information and records maintained by Atlantic TA as the agent of the Trust in carrying out the Trust AML Program or the Trust Identity Theft Prevention Program;

(ii) file any reports that the AMLCO or ITPCO directs Atlantic TA to file on behalf of the Trust, as the agent of the Trust under the AML Program or the Trust Identity Theft Prevention Program;

(iii) report to the AMLCO or ITPCO any information required to be reported under the AML Program or the Trust Identity Theft Prevention Program, or that Atlantic TA believes it reasonably should report to the Trust under either of the programs;

(iv) allow any regulatory authority having jurisdiction over the Trust, access to the books, records and personnel of Atlantic TA for the purposes of auditing or examining the activities of Atlantic TA conducted on behalf of the Trust under this Agreement;

(v) comply with, and carry out, any and all directions of the AMLCO, ITPCO or Board, to respond to requests for information from the Financial Crimes Enforcement Network (FinCEN) made on behalf of FinCEN or on behalf of any other authorized law enforcement agency;

(vi) comply with, and carry out, any and all directions of the AMLCO, ITPCO or Board or any regulator having jurisdiction over the Trust with respect to any account that has been identified as requiring to be held, monitored or closed, and shall not take any action contrary to the instructions of such party;

(vii) provide information to the AMLCO or ITPCO within all time limits required by the AML Program or Trust Identity Theft Prevention Program to allow the Trust to make any filings or reports required by the Trust under such programs; or, if so directed by the Trust, to make such filings or reports on behalf of, as directed by, and with the consent of, the Trust.

(b) Atlantic TA has provided to the Trust a copy of the AML Policies and Procedures and a copy of its Trust Identity Theft Prevention Program Policies and Procedures adopted and implemented by Atlantic TA as of the date of this Agreement and Atlantic TA agrees to provide the Trust a copy of any material amendments to those policies and procedures promptly after the adoption of any such amendments.

(c) Atlantic TA shall review its AML Policies and Procedures and its Trust Identity Theft Prevention Program Policies and Procedures at least annually, to assure that no changes need to be made to them to assure compliance with the requirements of this Agreement.

(d) Atlantic TA agrees to provide to the Trust immediate reports of any material issues that have arisen, which could affect compliance by the Trust with the AML Program or Trust Identity Theft Prevention Program.

(e) Atlantic TA agrees to provide to the Board at least annually and more often if requested by the Board:

(i) a certification as to the compliance by Atlantic TA with the AML Policies and Procedures since the last certification;

(ii) the results of an annual independent review of compliance by Atlantic TA of the AML Policies and Procedures; and

(iii) a report of any material exceptions identified as a result of any internal or regulatory audit of the responsibilities carried out by Atlantic TA on behalf of the Trust under this SECTION 11.

4. Agreements of the Trust

The Trust hereby represents and warrants to Atlantic TA as follows: Person.

(a) The Trust has provided to Atlantic TA a copy of the Trust AML Policies and Procedures and a copy of the Trust Identity Theft Prevention Policies and Procedures adopted and implemented by the Trust as of the date of this Agreement; and the Trust agrees to provide to Atlantic TA a copy of any material amendments to those policies and procedures promptly after the adoption of any such amendments;

(b) The Trust agrees to provide to Atlantic TA the following as soon as reasonably possible:

(i) any change to the identity or contact information of the AMLCO and the ITPCO;

(ii) the results of any regulatory audit or review of the AML Program or Trust Identity Theft Prevention Program that identifies problems or issues with the services provided by Atlantic TA under this Agreement;

(iii) any notifications from FinCEN with respect to any account that has been identified by FinCEN as requiring to be held, monitored or closed; and

(iv) any other information that the Trust believes should be delivered to Atlantic TA to carry out its obligations hereunder.

SECTION 12. AUDIT RIGHTS; COOPERATION WITH CHIEF COMPLIANCE OFFICER OTHER SERVICE PROVIDERS AND INDEPENDENT ACCOUNTANTS

(a) Atlantic shall (i) measure, monitor and track the performance of the Services and (ii) report such performance to the Trust or a designated Authorized Person on a periodic basis in arrears in a form and with such frequency as may mutually agreed by the parties.

(b) Subject to the terms of this Agreement, Atlantic shall also provide to the CCO a copy of (i) any SSAE 16 or similar report obtained by Atlantic (or any Affiliated subcontractor of a material portion of the Services) with respect to its operations (and the operations of any such Affiliated subcontractor) related to the Services from time to time, (ii) the various reports as may from time to time be agreed by the CCO and Atlantic (which may be delivered by Atlantic or, as applicable, any Affiliated subcontractor of a material portion of the Services) with the frequency set forth therein, and (iii) Atlantic's (or such Affiliated subcontractors') compliance policies ("38a-1 Manuals") applicable to Atlantic's (or such Affiliated subcontractors') operations related to the Services ("Services Operations"), as amended from time to time.

(c) Upon the Trust's reasonable request and subject to Atlantic's then-current, reasonable confidentiality, security and data protection procedures, Atlantic will permit the CCO and other authorized representatives of the Trust to visit with the appropriate personnel at Atlantic (or such Affiliated subcontractors) in order to conduct due diligence on, audit, inspect or otherwise examine the Services Operations and the Atlantic Processes (collectively, "Reviews").

The Trust agrees that a Review may cover the entire scope of the Services Operations and will occur at Atlantic's (or such Affiliated subcontractors') facilities upon reasonable advance notice and will be scheduled to occur during regular business hours. The expenses incurred by a Person conducting a Review shall not be borne by Atlantic. The parties will cooperate to minimize the disruption associated with Reviews, including the scope and timing of such Reviews. On-site Reviews of Atlantic (or such Affiliated subcontractors) will be limited to two (2) Reviews per calendar year, except if and to the extent that material service, information security or compliance issues with respect to the Services Operations merit additional Reviews in the reasonable opinion of the CCO or a Review is requested in writing by an Adviser to a Fund.

(d) Atlantic shall provide certifications about Atlantic's Services Operations in the form attached hereto as Appendices C-1 through C-3 with the frequency and to the Person(s) detailed in such Appendices, as they may be amended as agreed by the Parties taking into account industry standards for such certifications. At such other times as the Trust and Atlantic may agree, Atlantic shall provide reasonable, mutually acceptable, written certifications about such other matters as may be reasonably requested by the Trust and agreed by Atlantic.

(e) If Atlantic is notified in writing by a Governmental Authority that Atlantic (or any Affiliated assignee or subcontractor of a material portion of the Services) is in violation of any Law applicable to Atlantic (or such assignee or subcontractor) and related to the Services, Atlantic shall:

(i) determine whether such Law applies to Atlantic (or such assignee or subcontractor) and whether Atlantic (or such assignee or subcontractor) is in violation of such applicable Law;

(ii) provide the CCO (and each Executive Officer that requests such report) with a report identifying the cause of, and the intended procedure/steps for correcting or resolving, such violation and the timeline for completing such procedure/steps;

(iii) with respect to any such violation that is material, and if requested by the CCO or an Executive Officer, meet with the CCO or an Executive Officer to discuss such violation and such intended procedure/steps and timeline; and

(iv) implement the intended procedure/steps for correcting such failure.

Atlantic shall notify the CCO or an Executive Officer upon completing the intended procedure/steps for correcting any such failure or violation.

(f) Subject to the provisions of this Agreement (including the Fee Schedule, the Change Control Process and SECTION 7 related to confidentiality), Atlantic shall cooperate with the Executive Officers, the CCO and the Trust's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

(g) Notwithstanding any other provision of this Agreement to the contrary, to the extent Atlantic is under this Agreement (including the Appendices) required to deliver or provide data, information or reports to any Executive Officer or the CCO, Atlantic shall be deemed to have satisfied any such obligation if it has provided commercially reasonable access to a single database per Service containing the required data, information or report, which access may be granted subject to reasonable confidentiality and security requirements.

SECTION 13. SERVICE DAYS

Nothing contained in this Agreement is intended to or shall require Atlantic, in any capacity under this Agreement, to perform any functions or duties on any day other than a business day of the Trust or of a Fund. Functions or duties normally scheduled to be performed on any day, which is not a business day of the Trust or of a Fund, shall be performed on, and as of, the next business day, unless otherwise required by Law.

SECTION 14. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The trustees of the Trust and the Shareholders shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and Atlantic agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which Atlantic's rights or claims relate in settlement of such rights or claims, and not to the trustees of the Trust or the Shareholders.

SECTION 15. TAXES

Atlantic shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any Shareholder or any purchase of Shares, excluding taxes assessed against Atlantic for compensation received by it under this Agreement, unless the taxes, assessments or governmental charges are the result of acts or failures to act for which Atlantic would be liable under SECTION 3(a).

SECTION 16. MISCELLANEOUS

(a) Except for the Fee Schedule and Appendix D to add new Funds and Classes in accordance with SECTION 6, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(b) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of law.

(c) This Agreement constitutes the entire agreement between the parties hereto and, with respect to matters on or after the date hereof, supersedes any other agreement executed prior to the date hereof with respect to the subject matter hereof, whether oral or written.

(d) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument. Electronic execution and delivery of this Agreement shall be valid and binding upon the parties.

(e) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f) All references herein to Sections and Appendices shall be deemed to be references to Sections of, and Appendices to, this Agreement unless the context requires otherwise. All Section headings, the table of contents, and the title page of this Agreement are for convenience of reference only and are not intended to interpret, define or qualify the meaning of any provision of this Agreement. Words in the singular include the plural and in the plural include the singular. The words "including", "includes", "included" and "include", when used, are deemed to be followed by the words "without limitation." Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g) Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a Party may have designated in writing, shall be deemed to have been properly given.

(h) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(i) No Affiliated Person, employee, agent, director, officer or manager of Atlantic shall be liable at law or in equity for Atlantic's obligations under this Agreement.

(j) Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the Party indicated and that their signature will bind the Party indicated to the terms hereof.

(k) Notwithstanding any provision of this Agreement to the contrary, Atlantic shall not be obligated to provide legal representation to the Trust or any Fund, including through the use of attorneys that are employees of Atlantic.

(l) Each Appendix to this Agreement is part of the Agreement. In the event of any conflict between this Agreement and any Appendices, this Agreement shall control. To the extent Atlantic is required to deliver a report to the Trust under this Agreement, such obligation cannot be discharged by Atlantic delivering such report to itself or to an Affiliated subcontractor (including itself or such Affiliated subcontractor acting in any capacity under this Agreement other than in its capacity in delivering such report).

(m) Except as specifically set forth in SECTION 3(b) and SECTION 3(c), there are no third party beneficiaries of this Agreement.

(n) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party or parties that drafted this Agreement or caused it to be drafted.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ALTMFX TRUST
By:	/s/ Christopher J. Koons Christopher J. Koons Trustee
ATLANTIC FUND ADMINISTRATION, LLC
By:	/s/ Stacey E. Hong Stacey E. Hong President
ATLANTIC SHAREHOLDER SERVICES, LLC
By:	/s/ Stacey E. Hong Stacey E. Hong President

Appendix A

Services

Part I. Fund Administration

Pursuant to SECTION 2(b) of the Agreement, Atlantic shall provide the following services, subject to the terms and conditions of the Agreement and this Appendix. With respect to the Trust or each Fund, as applicable, Atlantic shall:

1. Board Meetings and Board Reports

(a) Maintain a calendar of scheduled meetings of the Board;

(b) In connection with meetings of the Board or any committee thereof meeting at the same time as the Board:

(i) prepare materials for meetings of the Board or such committee including (A) agendas reflecting the input and priorities of the Board or such committee, as applicable, and (B) resolutions and reports to the Board or such committee, as applicable, covering (1) regulatory and industry developments of general applicability, (2) the Trust's operations, and (3) reports reasonably requested by the Board or such committee about the Services and data in Atlantic's possession, and

(ii) in connection with the Board's obligations under section 15(c) of the 1940 Act, coordinate the delivery of Lipper or similar, industry-recognized analyses of fund expenses and performance relative to relevant benchmarks and comparable funds;

(c) Distribute materials for meetings of the Board, including materials that have been approved or supplied by the Executive Officers, the CCO and Third Party Service Providers;

(d) Coordinate matters related to Advisers' and other Third Party Service Providers' contract renewals and assist in, gather materials and information and analyses for;

(e) Assist with the design and operation of Funds and provide consultation related to the regulatory aspects of the establishment, maintenance, and liquidation or dissolution of Funds;

(f) At the request of the Trust, provide one or more employees reasonably satisfactory to the Board to attend meetings of the Board or any committee thereof or and to record minutes with respect to such meetings; and

(g) Assist the Trust in soliciting proposals for and securing fidelity bond and director and officers/errors and omissions insurance and provide reasonably assistance to the board in connection therewith.

2. SEC Filings

(a) Based on information from the Trust and Third Party Service Providers, prepare for filing the following documents required of the Trust by the SEC ("SEC Filings") in either written or, if required or permitted, electronic format (e.g., pursuant to EDGAR), including: (i) periodic and other requested updates to the Registration Statement on Form N-1A and supplements thereto, (ii) Forms N-CSR, N-Q and N-SAR and any required financial data schedules, (iii) Form N-PX, (iv) Form 24f-2, (v) fidelity bond filings and (vi) if requested, and pursuant to mutually acceptable terms, proxy and information statements and related communications to shareholders;

(b) Subject to prior execution by the Executive Officers when necessary in connection with such filing, file or cause to be filed with the SEC financial statements and other SEC Filings as required; provided that items 2(a)(i) and (vi) and the non-financial portions of Forms N-CSR and N-SAR shall have been reviewed by Trust Counsel (and such counsel shall not have objected to such filings), if applicable;

(c) Oversee the printing of SEC Filings that are intended to be distributed to Shareholders;

(d) Oversee the distribution of those 2(a) items that are to be provided to Shareholders; and

(e) Assist Trust Counsel in preparing and submitting SEC exemptive order requests and no-action letter requests.

3. Compliance

(a) Reasonably assist the Board, Executive Officers, Advisers, the CCO and Trust Counsel with respect to regulatory compliance matters related to the Trust;

(b) Reasonably assist Advisers with daily post-trade compliance testing in accordance with the Funds' prospectuses and statements of additional information;

(c) Reasonably assist the Trust and the CCO in developing or modifying compliance procedures for each Fund that are part of the Trust's 38a-1 Compliance Program;

(d) Prepare policies, procedures, committee charters and similar documents for review by Trust Counsel and approval by the Trust;

(e) Prepare and distribute Trustee/Officer Questionnaires annually or at such other more frequent intervals as may be necessary;

(f) Produce standard quarterly compliance reports for delivery to the Trust, the Advisers and the CCO; and

(g) Coordinate examinations of the Trust or a Fund by the staff of the SEC or other Governmental Authorities, including: (i) compiling data and other information in response to requests for information, (ii) assisting with the preparation of the Trust's responses to those examinations and the responses to general communications from those authorities and (iii) communicating with the Trust to provide status updates.

4. Organic Documents; Recordkeeping and Ministerial Matters

Subject to review by Trust Counsel as to items (a), (b) and (g) below (as appropriate) and execution by Executive Officers (when required), Atlantic shall:

(a) Prepare, file, amend as necessary and maintain the Trust's Organic Documents and minutes of the meetings of the Board, any committees thereof, and Shareholders;

(b) Prepare such filings as are necessary to maintain the Trust's existence and good standing under applicable state law;

(c) Administer direct contracts between the Trust and any Third Party Service Provider, and provide centralized oversight and coordination of all services provided to the Trust by Atlantic;

(d) Maintain EDGAR, CUSIP, ticker, news media and tax identification number listings;

(e) Provide the Trust adequate general meeting space for scheduled Board meetings and concurrent meetings of its committees;

(f) Provide Persons reasonably suitable to the Trust to serve as ministerial officers, including secretary, of the Trust;

(g) Assist and consult with the Trust's officers in the negotiation of agreements to which the Trust or a Fund is a party that are related to the operations of the Trust or a Fund; and

(h) Facilitate execution of Rule 22c-2 amendments to intermediary agreements to which a Fund is the primary party.

5. Expense Accounting

(a) Calculate, review and account for Fund expenses and report on Fund expenses on a periodic basis;

(b) Subject to review and approval of an Executive Officer or another Authorized Person, authorize the payment of Trust expenses and pay, from Trust assets, all bills of the Trust;

(c) Prepare Fund budgets, pro-forma financial statements, expense and profit/loss projections, and fee waiver/expense reimbursement projections on a periodic basis;

(d) Accrue expenses of each Fund according to this Agreement and submit changes to accruals and expense items to the Executive Officers for review and approval and make necessary and appropriate adjustments over such periods to reflect over-accruals and under-accruals of estimated expenses, or income;

(e) Monitor, if applicable, each Fund's expense limitation and provide the Executive Officers and the Adviser to each Fund with a periodic report regarding compliance with expense limitation in effect;

(f) Calculate and accrue fee waivers and expense reimbursements and invoice and collect expense reimbursements on behalf of the Trust; and

(g) Prepare financial statement expense information.

6. Financial Statements; other Financial Matters

(a) Prepare semi-annual and annual financial statements and oversee the production and distribution of those statements and any related report to the Shareholders prepared by the Trust or the Advisers, as applicable;

(b) Calculate data with respect to yields, dividend yields, distribution rates, total returns and, consistent with the Change Control Process and industry standards, other information for dissemination to information services covering the investment company industry, for advertising and sales literature of the Trust and other appropriate purposes;

(c) Report Fund data to investment company industry survey companies; and

(d) Report applicable data to rating agencies (such as Standard & Poor's) that rate a Fund.

7. Tax Matters

(a) Prepare Federal and state income and excise tax workpapers and provisions;

(b) Prepare and, subject to review by the applicable Fund's auditors and execution by the Executive Officers or other appropriate officers of the Trust, file all Federal income and excise tax returns and state income and other tax returns, including any extensions or amendments, as agreed;

(c) With respect to Fund distributions:

(i) Calculate periodic income distributions and calculate capital gain distributions (in addition to typical calendar year end distributions);

(ii) Calculate required distributions to maintain the qualification of each Fund as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code"); and

(iii) Oversee and coordinate the payment of distributions to Shareholders;

(d) Monitor, calculate and report to the Trust compliance with respect to Code Section 851(b) "good income" and "diversification" testing, report the tax status of distributions and prepare year-end Federal tax notice data;

(e) Prepare data for the Trust's financial statements, sixty (60) day shareholder tax notice disclosures, tax related footnotes and Statement of Position 95-3 ("ROCSOP") adjustments;

(f) Prepare and, with approval of the Trust, distribute to appropriate parties notices announcing the declaration of distributions to Shareholders;

(g) As may be required, prepare periodic capital gain analyses based on book numbers adjusted for prior year unpaid spillback distribution requirements and capital loss carryforwards; and

(h) Prepare, as may be required, short- and long-term gain reports for the Adviser for Fund year-end capital gain tax planning.

8. Shareholder Voting

(a) Oversee the activities of proxy solicitation firms;

(b) Receive and tabulate Shareholder votes by proxy or otherwise, coordinate the tabulation of proxy and Shareholder meeting votes and provide standard reports thereon to the Trust, the Executive Officers and the Adviser; and

(c) Perform such other additional proxy-related services as may be specified from time to time by the Trust, pursuant to mutually acceptable compensation and implementation agreements.

Part II. Fund Accounting

Pursuant to SECTION 2(b) of the Agreement, Atlantic shall provide the following services, subject to the terms and conditions of the Agreement and this Appendix:

1. Services Related to Calculation of Accounting Items, Determination of NAV and Maintenance of a General Ledger

(a) Calculate the net asset value per Share ("NAV") on each Fund business day or with such frequency as is required to facilitate trading of the Shares, but no more frequently than once each Fund business day.

(b) Calculate each item of income, expense, deduction, credit, gain and loss, if any, and process each Fund's stated expense ratio as required by the Trust and the Adviser and in conformance with U.S. generally accepted accounting principles ("GAAP"), the SEC's Regulation S-X (or any successor regulation) and the Code;

(c) Allocate income and expense and calculate the NAV of each Class in accordance with the relevant provisions of the applicable Prospectus of each Fund, applicable regulations and GAAP;

(d) Calculate the "SEC yield" and money market fund seven and thirty day yields for each Fund and each Class thereof, as applicable and, subject to the Change Control Process, such other measures of performance as may be requested by the Trust or an Adviser;

(e) Prepare and record once daily, as of the time when the NAV of a Fund is calculated or at such other time as otherwise directed by the Trust, either (i) a valuation of the assets and liabilities of the Fund (unless otherwise specified in or in accordance with the Trust's portfolio securities valuation procedures, based upon the use of third party securities pricing services normally used and contracted for this purpose by Atlantic in the case of securities for which information and market price or yield quotations are readily available, and based upon evaluations conducted in accordance with the Trust's instructions in the case of all other assets and liabilities) or (ii) a periodic calculation confirming that the market value of the Fund's net assets does not deviate from the amortized cost value of those assets by more than a specified percentage; and

(f) Maintain each Fund's general ledger and record all income, gross expenses, capital share activity and cash and security transactions of each Fund.

2. Services Related to Reporting of Data and Provision of Other Information

(a) Provide the Trust and such other persons as the Trust may direct with standard fund reporting available through Atlantic's Internet reporting application or other delivery arrangements used from time to time by Atlantic;

(b) Provide appropriate records to assist each Fund's independent accountants and such other persons as the Trust may direct;

(c) Provide information typically supplied in the investment company industry to each Fund's transfer agent;

(d) Transmit the NAVs and dividend factors of the Funds to such persons as directed by the Trust or the Adviser;

(e) Provide the Trust and such other persons as the Trust may direct with the data requested by the Trust that is required to update the Registration Statement;

(f) Provide the Trust, the Adviser, the independent accountants for the Fund, and such other persons as the Trust may direct data maintained by Atlantic requested with respect to the preparation of the Fund's income, excise and other tax returns;

(g) Provide the Trust, the Adviser, the independent accountants for the Fund, and such other persons as the Trust may direct, and explain as required, unadjusted Fund data directly from the portfolio accounting system for any Fund business day and other data reasonably requested for the preparation of the Fund's semi-annual and annual financial statements;

(h) Transmit to and receive from each Fund's transfer agent appropriate data to reconcile daily Shares outstanding and other data;

(i) Transmit to and receive from each Fund's custodian appropriate data to reconcile daily cash; and

(j) Provide such other industry standard reports regarding the Trust maintained by Atlantic as reasonably requested by the CCO.

3. Services Related to Distributions and Reconciliation of Data

(a) Process all distributions as directed by the Trust or its agents;

(b) Reconcile cash and portfolio positions daily with each Fund's custodian;

(c) Verify receipt of and review for reasonableness investment trade instructions when received from an Adviser;

(d) Maintain individual ledgers and historical tax lots for each security; and

(e) Distribute net asset values, NAVs and yields to NASDAQ; and, as agreed, other reporting agencies.

4. Services Related to Recordkeeping and Reporting

(a) Prepare and maintain on behalf of the Trust the following books and records of each Fund, and each Class thereof, pursuant to Rule 31a-1 under the 1940 Act (the "Rule"):

(i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, as required by subsection (b)(2) of the Rule (but not including the ledgers required by subsection (b)(2)(iv) of the Rule);

(iii) Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule;

(iv) To the extent received, a record of each brokerage order given by or on behalf of any Fund for, or in connection with, the purchase or sale of securities, and all other portfolio purchases or sales, as required by subsections (b)(5) and (b)(6) of the Rule;

(v) A record of all options, futures, swaps or other derivatives, if any, in which the Funds have any direct or indirect interest or which the Fund has granted or guaranteed and a record of any contractual commitments to purchase, sell, receive or deliver any property, as required by subsection (b)(7) of the Rule;

(vi) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule; and

(vii) All other records required by the Rule or any successor rule or pursuant to interpretations thereof to be kept by open-end management investment companies, but limited to those provisions of the Rule applicable to portfolio transactions and as agreed upon between the parties hereto.

Part III. Transfer Agency

Pursuant to SECTION 2(b) and SECTION 11 of the Agreement, Atlantic shall provide the following services, subject to the terms and conditions of the Agreement and this Appendix:

1. General.

Provide transfer agent services, dividend disbursing agent services, shareholder support services and, as relevant, services in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that in each case are customary for open-end, management investment companies, including the following:

(a) Set up Shareholder account information, including, as applicable, name, address, dividend option, taxpayer identification numbers, privileges and wire instructions;

(b) Maintain all Shareholder account information changes;

(c) Prepare Shareholder meeting lists;

(d) Deliver proxies and related materials to direct Shareholders and make the same available for intermediaries (subject to instructions from intermediaries or their agents, or information from reputable third parties that maintain such information (e.g., Broadridge));

(e) Deliver Shareholder reports and prospectuses to direct Shareholders and make the same available for intermediaries (subject to instructions from intermediaries or their agents, or information from reputable third parties that maintain such information (e.g., ADP));

(f) Withhold taxes on U.S. resident and non-resident alien accounts;

(g) Prepare and file U.S. Treasury Department Forms 945, 1042, 1099 and 5498 with respect to distributions for Shareholders;

(h) Prepare and mail confirmation statements in compliance with Rule 10b-10 of the 1934 Act and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts;

(i) Prepare and mail activity statements and other routine communications to Shareholders;

(j) Provide Shareholder account information;

(k) Provide data regarding broker commissions and providing related reports to the Trust's distributor;

(l) Calculate the applicable Funds' fees under Rule 12b-1 plans and provide related reports to the Trust's distributor;

(m) Transmit to each Fund's fund accounting service provider appropriate data to allow the service provider's daily reconciliations of cash, Shares outstanding and other data;

(n) Maintain and follow an open account, closed account and purged account procedure; and

(o) Provide standard information reporting based on data maintained by Atlantic as reasonably requested by the CCO.

2.1 Purchase, Redemption and Transfer of Shares

(a) Receive for acceptance orders for the purchase of Shares and promptly deliver payment and appropriate documentation to the custodian for the applicable Fund;

(b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(c) Receive for acceptance redemption requests and deliver the appropriate documentation to the custodian for the applicable Fund;

(d) As and when it receives monies paid to it by the Custodian with respect to any redemption, pay the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming Shareholders;

(e) Effect transfers of Shares upon receipt of appropriate instructions from Shareholders; and

(f) Process "as of" transactions relating to transaction in Fund shares consistent with 38a-1 Manuals as in effect from time to time and any further instructions received from the Trust.

2.2 Notes and Conditions to Purchase, Redemption and Transfer of Shares:

(a) Process requests to purchase, redeem and transfer shares of a Fund shall be subject to Atlantic's and the Trust's anti-money-laundering ("AML") program;

(b) Atlantic may require any or all of the following in connection with the original issue of Shares: (i) instructions requesting the issuance, (ii) evidence that the Board has authorized the issuance, (iii) any required funds for the payment of any original issue tax applicable to such Shares, and (iv) an opinion of Trust Counsel regarding the legality and validity of the issuance;

(c) Issue Shares in accordance with the terms of a Fund's or Class' Prospectus after Atlantic or its agent receives either of the following, in each case in good order and with such additional items or materials as may be required by the Policies and Procedures, Atlantic's operational procedures and/or Atlantic's AML Program:

(i) (A) an instruction directing investment in a Fund or Class, (B) a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and (C), in the case of an initial purchase, a completed account application; or

(ii) the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary;

(d) Shareholder payments shall be considered Federal Funds no later than on the day indicated below unless other times are noted in the Prospectus of the applicable Fund or Class:

(i) for a wire received, at the time of the receipt of the wire;

(ii) for a check drawn on a member bank of the Federal Reserve System, on the next Fund business day following receipt of the check; and

(iii) for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as Atlantic is credited with Federal Funds with respect to that check; and

(e) In registering transfers of Shares, Atlantic may rely upon the Uniform Commercial Code as in effect in the State of Delaware or any other statutes that, in the opinion of Atlantic's counsel, protect Atlantic and the Trust from liability arising from (i) not requiring complete documentation, (ii) registering a transfer without an adverse claim inquiry, (iii) delaying registration for purposes of such inquiry or (iv) refusing registration whenever an adverse claim requires such refusal. As Transfer Agent, Atlantic will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

3. Processing Distributions

Prepare and, subject to receipt of good funds therefor from the custodian for the applicable Fund, transmit to Shareholders (or credit the appropriate Shareholder accounts) payments for all distributions declared by the Trust with respect to Shares of a Fund.

4. Anti-Money Laundering ("AML") Services

As agent of the Trust, perform the following anti-money laundering services and the related recordkeeping required by the Trust's AML Program, (the "AML Services") with respect to Shareholder accounts maintained by Atlantic pursuant to the Agreement and in accordance with the Trust's AML Program:

(a) Reasonably cooperate with the Trust's AML Compliance Officer in the performance of that person's responsibilities;

(b) Verify shareholder identity upon opening new customer accounts in accordance with Sections 312 and 326 of the USA PATRIOT Act (the "Patriot Act") and any regulations thereunder;

(c) Monitor shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, in each case consistent with the Trust's AML Program;

(d) Review all new accounts and registration maintenance transactions against the Office of Foreign Asset Control ("OFAC") database and other such lists or databases of trade restricted individuals or entities as may be required from time to time by applicable Law, including review of such Shareholder information upon changes to such databases;

(e) Follow the Trust's policies with respect to the acceptance of cash equivalents and third party checks; provided, however, that unless the parties agree otherwise under no circumstance will Atlantic accept a corporate third party check;

(f) Place holds on transactions in Shareholder accounts or freeze Shareholder accounts, as provided in the Trust's AML Program and in accordance with the Patriot Act and OFAC regulations;

(g) (i)subject to the Change Control Process, maintain reasonably adequate policies, procedures and internal controls that are consistent with the Trust's AML Program as in effect from time-to-time, (ii) conduct (or have a third party conduct) an independent review of its AML policies and procedures at least annually and provide the report of such independent review to the Trust and the AML Compliance Officer; and (iii) maintain a reasonable, ongoing training program with respect to its own personnel relating to AML matters;

(h) Review all new and existing accounts against lists provided by the Financial Crimes Enforcement Network, a bureau of the U.S. Department of the Treasury ("FinCEN") as set out in Section 314 of the Patriot Act and any regulations thereunder;

(i) Furnish the Trust its written policies and procedures concerning AML services rendered by Atlantic to its various clients and notify the Trust of any changes to its AML policies and procedures that individually or in the aggregate would materially impact the Trust's AML Program;

(j) Make its relevant personnel available to meet or speak with the Board concerning the AML Services at such intervals as may be reasonably necessary or appropriate; and

The Trust authorizes Atlantic TA to take such actions in the performance of the AML Services as Atlantic deems appropriate and consistent with the Trust's AML Program and applicable AML Law.

5.1 Payments to Financial Intermediaries, Redemption Fees

(a) Track Shareholder accounts by financial intermediary source and otherwise as reasonably requested by the Trust as well as rights of accumulation and purchases made under letters of intent and to provide periodic reporting thereof to the Trust;

(b) Calculate, report to the Trust and receive from Shareholders or debit Shareholder accounts for sales commissions, including sales loads, contingent deferred, deferred and other sales charges, and service fees (e.g., wire redemption charges);

(c) Calculate, report to the Trust and to the Adviser and, subject to receipt of good funds, transmit payments to underwriters, selected dealers and others for commissions, service fees and other payments due from the Trust or any distributor; and

(d) Calculate, report to the Trust and withhold redemption fees and pay the amount of any redemption fees to the Fund.

5.2 Notes and Conditions to Financial Intermediaries Services

Atlantic is authorized to conduct transactions through Fund/SERV and Networking for the Trust or various Funds subject to the terms of this Agreement. Fund/SERV and Networking are services sponsored by the NSCC and as used herein have the meanings as set forth in the then current edition of NSCC Rules and Procedures published by NSCC or such other similar publication as may exist from time to time.

(a) If any Fund fails to settle any trade of Shares (a "settlement failure") transacted over the FundServ network, the Trust or the Adviser shall, prior to one hour before the next settlement of Shares, (i) notify Atlantic about the settlement failure and (ii) provide Atlantic with a description of the specific remedial and prospective actions proposed to be taken by the Trust or the Adviser in order to remedy such settlement failure and avoid any settlement failures in the future (a "remediation plan"). If (i) the Trust or the Adviser fails to notify Atlantic about a settlement failure on a timely basis and (ii) the Trust or the Adviser fails to deliver the remediation plan on a timely basis, or (iii) the remediation plan is inadequate (in Atlantic's reasonable opinion), then, upon written notice to the Trust, Atlantic may terminate the performance of any Services rendered to the Fund under Section 5.1 of this Appendix A (Part III) immediately and without penalty;

(b) If Atlantic is or, in Atlantic's reasonable opinion Atlantic may be, subject to any disciplinary action by NSCC, including fine or censure, expulsion, suspension, limitation of or restriction on activities, functions, and operations (collectively, an "NSCC sanction") that is proximately caused by conduct of a Fund or its agents (other than Atlantic) that contravenes this agreement or that contravenes any agreement between the Fund or the Trust and NSCC, then Atlantic may, in its sole discretion, demand in writing that the Fund provide Atlantic with adequate assurances specifying any remedial and prospective actions to be taken in order to remedy or avoid the NSCC sanction. If the Fund does not within seven (7) days of such demand provide adequate assurances satisfactory to Atlantic in response to any NSCC sanction, then, upon written notice to the Trust, Atlantic may terminate the performance of any Services rendered to that Fund under Section 5.1 of this Appendix A (Part III) immediately and without penalty; and

(c) Notwithstanding the foregoing, Atlantic may terminate the performance of any Services rendered the Trust under Section 5.1 of this Appendix A (Part III) immediately and without penalty upon written notice to the Trust if Atlantic is subject to more than one NSCC sanction by NSCC during the term of this Agreement, that are proximately caused by conduct of the Trust or its agents (other than Atlantic).

6. Blue Sky; Escheatment

(a) Monitor sales of Shares for compliance with state blue sky laws;

(b) Register or prepare applicable filings with respect to the Shares with the various state and other securities commissions of the United States and its territories, and advise the distributor of a Fund as soon as possible of changes in the Fund's blue sky status;

(c) Calculate the total number of Shares of each Fund and Class thereof sold in each reporting jurisdiction authorized by the Trust;

(d) Monitor and prepare and make appropriate filings with respect to the escheatment laws of the various states and territories of the United States; and

(e) Perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the "Lost Shareholder Rules"), including those set forth below:

(i) documentation of search policies and procedures;

(ii) execution of required searches;

(iii) tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

(iv) preparation and submission of data required under the Lost Shareholder Rules.

7. Recordkeeping and Reporting; Facilities

(a) Record the issuance of Shares and maintain pursuant to Rule 17Ad-10(e) under the 1934 Act a record of the total number of Shares of the Trust, each Fund and each Class thereof, that are authorized, based upon data provided to it by the Trust, and are issued and outstanding and provide the Trust on a regular basis a report of the total number of Shares that are authorized and the total number of Shares that are issued and outstanding;

(b) Record, on a daily basis, the net obligations with respect to each Fund to the Concentration Account (as such term is defined in the "Addendum to the Global Custodial Services Agreement Governing the Applicability of the Custodian's General Lien to Overdrafts Generated to Fund Redemptions," which is an addendum to the Global Custodial Services Agreement between Citibank, N.A. and the Trust (the "Addendum")) based on, as applicable, Net Redemption Amounts (as defined in the Addendum) and extensions of credit by the Custodian (as defined in the Addendum) to the Concentration Account;

(c) Maintain records of account for and provide reports and statements to the Trust and Shareholders about the matters covered by this Appendix A (Part III);

(d) Establish and maintain facilities and procedures reasonably acceptable to the Trust for the safekeeping, control, preparation and use of share certificates, check forms, and facsimile signature imprinting devices as well as all records maintained by Atlantic pursuant to this Agreement; and

(e) In addition to other references herein regarding records to be maintained regarding shareholders, transactions, accounts, and Trust operations, Atlantic maintain such records as (i) may be required by the Laws applicable to Atlantic and (ii) are prudently and customarily maintained by third-party transfer agents for open-end, management investment companies registered under the 1940 Act.

8. Omnibus Account Transaction Monitoring

If the optional Rule 22c-2 support services are to be provided with respect to a Fund, perform the following with respect to omnibus Shareholder accounts:

(a) Identify omnibus Shareholder accounts;

(b) Analyze trading activity to determine if arbitrage opportunities exist triggering underlying account transaction data request of an intermediary;

(c) Manage the request and flow of underlying data;

(d) Customize file feed/format translations;

(e) Store underlying account transaction data;

(f) Apply each Fund's market timing rules upon receipt of the underlying account transaction data to flag violations;

(g) Report "red flag" violations to the applicable Fund and CCO; and

(h) Provide standard report package for on-going review and monitoring of data.

Part IV. Compliance

Pursuant to SECTION 2(b) of the Agreement, Atlantic shall provide the following services, subject to the terms and conditions of the Agreement and this Appendix:

1. Make Available a Qualified Person to Act as CCO

Subject to the approval of the Board, make available a qualified person to act as the CCO who is competent and knowledgeable regarding the federal securities laws. Atlantic's responsibility for the activities of the CCO are limited to the extent that the Board shall make all decisions regarding the designation, termination and level of compensation of the CCO as provided by Rule 38a-1.

2. CCO Responsibilities

Except to the extent that any of the following shall be carried out by a Chief Compliance Officer for any Fund who reports directly to the Board, the CCO shall:

(a) Report directly to the Board;

(b) Review and administer the Trust's compliance program policies and procedures including those policies and procedures that provide for oversight of compliance by the Trust's Service Providers;

(c) Conduct periodic reviews of the Trust's compliance program to incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate;

(d) Review no less frequently than annually, the adequacy of the policies and procedures of the Trust and the Service Providers and the effectiveness of their implementation;

(e) Apprise the Board of significant compliance events at the Trust or the Service Providers;

(f) Design testing methods for the Trust's compliance program policies and procedures;

(g) Perform and document periodic testing of certain key control procedures (as appropriate to the circumstances), including reviewing reports, investigating exceptions, and making inquiries of Trust management and Service Providers;

(h) Conduct periodic site visits to Service Providers as necessary;

(i) Provide training to the Trust and deliver updates to the Trust or the Service Providers, as necessary;

(j) Establish a quarterly reporting process to the Board, including both written and oral reports and attend regularly scheduled board meetings as well as special meetings on an as-needed basis;

(k) Prepare a written annual report for the Board that, at a minimum, address (i) the operation of the Trust's and its Service Providers' policies and procedures since the last report to the Board; (ii) any material changes to such policies and procedures since the last report; (iii) any recommendations for material changes to the policies and procedures as a result of the periodic or annual reviews referred to in (c) and (d) above; and (iv) any "material compliance matters" (as defined in Rule 38a-1) since the date of the last report; and

(l) No less than annually, meet separately with the Trust's independent trustees.

3. Other Services

(a) Provide compliance support for intermediary agreements that pertain to the Trust, such as shareholder service and similar service agreements, other than those agreements for which the

Trust's distributor or another party is required to provide the services pursuant to a distribution or similar agreement between the Trust and the party as then in effect;

(b) Review and approve communications with the public including quarterly financial statements not otherwise required to be reviewed by a Fund's distributor or another party pursuant to a distribution or similar agreement between the Trust and the party as then in effect, for the Trust's compliance with applicable Law;

(c) Subject to the approval of the Board, make available a qualified person to act as the AML Compliance Officer who is believed to be competent and knowledgeable regarding the AML Laws applicable to the Trust; and

(d) Assist the Trust with related compliance matters as reasonably requested.

4. Sarbanes-Oxley and Other Officers

Subject to the approval of the Board, make available qualified persons who are competent and knowledgeable regarding the management and internal controls of the Trust to serve as the Executive Officers.

5. Periodic Fee Analyses

Periodically review and report to the Board on the market-competitiveness of (i) the level of fees and any other expenses charged to the Trust by its Third Party Service Providers, excluding the Advisers, and (ii) the quality of the services provided by the Third Party Service Providers other than the Advisers.

6. Other Services

Provide such other services and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.

7. Recordkeeping

Maintain such records relating to its services under this Part IV, including compliance policies and procedures, relevant Board presentations, annual reviews, and other records, as are required, and for the periods for which the records are required to be maintained, under the 1940 Act, Rule 38a-1 thereunder and the Patriot Act.

Appendix B

Dependencies

Atlantic's delivery of the Services is dependent upon:

(a) The Trust and its Authorized Officers (i) responding to requests for instructions promptly and (ii) with respect to Authorized Officers, executing such documents as are required to be executed by such persons promptly, provided they are given reasonable advance notice of the requirement to do the same.

(b) All instructions from the Trust or its Authorized Officers are complete, validated and authenticated in accordance with procedures in place from time to time between the Trust and Atlantic, and instructions that are amended or cancelled by the Trust are done so in accordance with procedures agreed from time to time between the Trust and Atlantic.

(c) The communications systems operated by the Trust or its other service providers in respect of activities that interface with the Services remaining fully operational, to the extent that the operations of said system have an impact on the ability of Atlantic to provide the Services.

(d) The authority, accuracy, truth and completeness of any information or data provided by or on behalf of the Trust by Authorized Officers or Third Party Service Providers that is reasonably requested by Atlantic or is otherwise provided to Atlantic in connection with the provision of the Services. Without limitation of the foregoing, (i) market data, portfolio trade information and custodian information and counterparty information required to validate instructions from the Trust or perform any reconciliation service must be available, authorized, complete and correct; (ii) when the Trust has to provide information to allow pricing functions to be performed (e.g., fair market value prices), this is done by the applicable cut-off time and (iii) when a Third Party Service Provider (including an Adviser or any subadvisor) is required to deliver any information or report, this is done by the applicable cut-off time.

(e) The validity and enforceability of all Third Party Contracts, and the Trust and such third parties remaining in compliance with their respective obligations thereunder, and the Trust taking all reasonable steps to enforce the terms of such contracts, to the extent that such validity, enforceability and compliance have an impact on the ability of Atlantic to provide the Services.

(f) The Trust informing Atlantic on a timely basis of any modification to, or replacement of, any Policy or Procedures of the Trust or any contract to which it is a party that is relevant to the provision of the Services (in each case to the extent not known to Atlantic acting as administrator).

B-1

Appendix C-1

Form of Quarterly Certification to Trust CCO

Re: Rule 38a-1 Certification for the Fund(s) (each a "Fund" and collectively, the "Funds") listed on Exhibit A

To the Chief Compliance Officer of ALTMFX Trust:

In connection with its Amended and Restated Services Agreement (the "Services"), Atlantic Fund Administration, LLC (together with its subsidiaries "Atlantic") is providing this certification for the Fund(s) with respect to the period [Date - Date] (the "Period") for the purpose of assisting you in meeting the requirements of Rule 38a-1 under the Investment Company Act of 1940, as amended ("Rule 38a-1").

In relation to the Services provided, Atlantic represents that to the best of its knowledge:

1) Atlantic has adopted and implemented written policies and procedures (the "Procedures") that are reasonably designed to prevent the violation of the federal securities laws (as defined under Rule 38a-1) by the Funds.

2) With respect to the Funds, to the best of Atlantic's knowledge after due inquiry, the items listed on Exhibit B represent compliance matters that have come to Atlantic's attention during the Period, and may or may not reasonably be deemed material (as defined under Rule 38a-1). We note that you may have already been notified by Atlantic of other compliance matters in the due course of business. In addition, except as otherwise noted, there is nothing that has come to Atlantic's attention to indicate that the Procedures are not effective in all material respects in relation to violations of federal securities laws that they were designed to prevent.

Sincerely,

Appendix C-2

Form of Quarterly Certification to Trust AML Compliance Officer

Re: Anti-Money Laundering Policies and Procedures Certification for the Fund(s) (each a "Fund" and collectively, the "Funds") listed on Exhibit A

To the Anti-Money Laundering Compliance Officer of ALTMFX Trust:

In an effort to assist the Fund(s) in compliance with its Anti-Money Laundering requirements, Atlantic Shareholder Services, LLC ( "Atlantic") is providing this certification with respect to the period [Date - Date] (the "Period").

Atlantic represents that to the best of its knowledge:

1) Atlantic has adopted a anti-money laundering policies and procedures (the "AML Policies and Procedures") that include, to the extent reasonable and practical: (A) written policies, procedures, and controls to detect and prevent money laundering; (B) a designated compliance officer with authority to oversee the implementation of the AML Policies and Procedures; (C) an ongoing training program for employees of Atlantic, Atlantic Fund Administration, LLC ("Parent") and the other subsidiaries of Parent; and (D) annual audits of the AML Policies and Procedures.

2) The AML Policies and Procedures meet applicable regulatory requirements with respect to the services provided by Atlantic to the Funds.

3) For the Period with respect to the Fund(s), Atlantic has not encountered any material violations of the AML Policies and Procedures.

4) Atlantic has communicated to the Funds' designated Anti-Money Laundering Compliance Officer, on an ongoing basis, those items required to be communicated by Atlantic under the AML Policies and Procedures. Except as otherwise noted in Exhibit B, with respect to Fund activity during the Period, Atlantic confirmed no matches to applicable lists issued by Office of Foreign Assets Control ("OFAC") or other relevant sanctioning bodies and Atlantic has filed with FinCEN any Suspicious Activity Reports ("SAR-SFs") that the designated Anti-Money Laundering Compliance Officer of ALTMFX Trust has requested Atlantic to so file.

5) Atlantic has provided a copy of the AML Policies and Procedures to the designated Anti-Money Laundering Compliance Officer of ALTMFX Trust and will provide copies of any future material amendments.

Sincerely,

Appendix C-3

Form of Periodic Certification to Trust Executive Officers

Re: Sarbanes-Oxley [N-Q/N-CSR] Certification for the Fund(s) (each a "Fund" and collectively, the "Funds") listed on Exhibit A

To the Principal Executive Officer and Principal Financial Officer of ALTMFX Trust:

In connection with its Amended and Restated Services Agreement (the "Agreement"), Atlantic Fund Administration, LLC (together with its subsidiaries "Atlantic") is providing this sub-certification for the Fund(s) with respect to the period [ Date - Date ] (the "Period") for the purpose of assisting you with the certification requirements of the Sarbanes-Oxley Act of 2002 in connection with Form [N-Q/N-CSR] (the "Report") to be filed by the Fund(s) with the Securities and Exchange Commission for the Period.

In relation to the services provided by Atlantic under the Agreement, Atlantic represents that to the best of its knowledge:

1. Atlantic is responsible for the design and operation of Atlantic's internal controls relating to the services that it provides for the Fund(s).

2. For the Period, Atlantic is not aware of any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting for which Atlantic is responsible under the Agreement that are likely to adversely affect the Fund's ability to record, process, summarize or report financial information.

3. For the Period, there have been no material changes with respect to the design or operation of the internal controls of Atlantic related to the services provided by Atlantic under the Agreement.

4. For the Period, Atlantic is not aware of any instances of fraud involving employees of Atlantic who have significant roles with respect to the Fund's internal controls over financial reporting.

Sincerely,

Appendix D

ALTMFX Trust

List of Funds

January 7, 2015

Fund	Effective Date
Castlerigg Equity Event and Arbitrage Fund	January 9, 2015
NP Strategic Municipal Fund	January 9, 2015

D-1